Exhibit 99.1

Verisk Analytics Closes on $975 Million Revolving Credit Facility

JERSEY CITY, N.J., October 28, 2013 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, announced today it has exercised an expansion feature under its revolving credit facility to increase the total facility to $975 million and extend the maturity until October 2018. Prior to this amendment, the facility totaled $850 million with a maturity date of October 2017. The maximum permitted Debt to EBITDA covenant remains at 3.50x.

The committed facility is available for general corporate purposes, including the company’s acquisition program.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Contact:

Media	Investor Relations
Rich Tauberman	Eva Huston
MWW Group (for Verisk Analytics)	Senior Vice President, Treasurer,
202-600-4546	and Chief Knowledge Officer
rtauberman@mww.com	Verisk Analytics, Inc.
201-469-2142
eva.huston@verisk.com